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Exhibit J

FORM OF LOCK-UP AND VOTING AGREEMENT
BETWEEN VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS

        This Lock-up and Voting Agreement, dated as of May 7, 2008, (this "Agreement"), is between VBV LLC, a Delaware limited liability company ("VBV"), and the shareholder of Green Plains Renewable Energy, Inc., an Iowa corporation ("Green Plains"), whose signature appears on the signature page hereof (the "Green Plains Shareholder").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, Green Plains, Green Plains Merger Sub, Inc., and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to VBV to enter into the Merger Agreement and incur the obligations set forth therein, certain Green Plains shareholders have agreed to vote and to cause to be voted all shares of Green Plains Common Stock now owned or hereafter acquired by them for and in favor of the Merger, and have agreed to the other terms and provisions contained herein;

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Green Plains Shares, including the right to vote, and the right to possession of Green Plains Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "Green Plains Shares" means (i) all securities of Green Plains (including all shares of Green Plains Common Stock and all options, warrants, and other rights to acquire shares of Green Plains Common Stock) owned, beneficially or of record, by the Green Plains Shareholder as of the date of this Agreement; and (ii) all additional securities of Green Plains (including all additional shares of Green Plains Common Stock and all additional options, warrants, and other rights to acquire shares of Green Plains Common Stock) of which the Green Plains Shareholder acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

        2.     Voting of Green Plains Common Stock.

          a.     During the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Green Plains Common Stock, however called, or in connection with any written consent of the holders of Green Plains Common Stock, the Green Plains Shareholder shall appear at the meeting (in person or by proxy) or otherwise cause the Green Plains Shares to be counted as present thereat for purposes of establishing a quorum and to vote or consent (or cause to be voted or consented) the Green Plains Shares (i) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant or any other obligation or agreement of Green Plains under the Merger Agreement, and (iii) against any action involving Green Plains which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement.

          b.     Contemporaneously with the execution of this Agreement: (i) the Green Plains Shareholder shall deliver to VBV a proxy in the form attached to this Agreement as Annex A, which shall be irrevocable to the fullest extent permitted by law with respect to the shares of Green Plains Common Stock referred to therein (the "Proxy"); and (ii) the Green Plains Shareholder shall cause to be delivered to VBV an additional proxy (in the form attached hereto as Annex A) executed on behalf of the record owner of any outstanding shares of Green Plains Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by the Green Plains Shareholder.

          c.     Notwithstanding anything to the contrary in this Section 2, the Green Plains Shareholders shall be released from their respective obligations under Sections 2(a) of this Agreement in the event that: (i) Green Plains has received a Green Plains Superior Proposal, (ii) the Green Plains Superior Proposal remains valid and in effect as of the time of the Green Plains Shareholders' Meeting, and (iii) Green Plains has complied in all respects with its obligations under Section 6.5 of the Merger Agreement.

        3.     Restriction on Disposition of Green Plains Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the Green Plains Shareholder shall not make, offer to make, agree to make or permit any Disposition of the Green Plains Shares. The restrictions contained in this Section 3 shall not apply to (a) a Disposition under the Green Plains Shareholder's will or pursuant to the laws of descent and distribution, or (b) a gift by the Green Plains Shareholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s), so long as, in each case, the transferee(s) deliver to VBV or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were a Green Plains Shareholder.

        4.     Restriction on Proxies and Non-Interference.    During the Term, the Green Plains Shareholder shall not (a) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (b) deposit the Green Plains Shares into a voting trust or enter into a voting agreement with respect to the Green Plains Shares, in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (c) take any action that would make any representation or warranty of the Green Plains Shareholder contained herein untrue or incorrect or would result in a breach by the Green Plains Shareholder of its obligations under this Agreement. The Green Plains Shareholder shall not enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or breach any provision contained in this Agreement.

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.     Entire Agreement.    This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.     Certain Events.    The Green Plains Shareholder agrees that this Agreement and the Proxy and the obligations hereunder shall attach to its Green Plains Shares and shall be binding upon any Person to which legal or beneficial ownership of such Green Plains Shares shall pass, whether by operation of law or otherwise, including, without limitation, Green Plains Shareholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Green Plains Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.     Stock Dividends or Distributions.    In the event of a stock dividend or distribution, or any change in the Green Plains Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the terms "Green Plains Shares" will be deemed to refer to and include the Green Plains Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Green Plains Shares may be changed or exchanged.

          d.     Acquisition of Additional Shares.    The Green Plains Shareholder shall promptly notify VBV of the number of shares of Green Plains Common Stock acquired by the Green Plains Shareholder, if any, after the date of this Agreement. Any such shares of Green Plains Common Stock shall, after their acquisition by the Green Plains Shareholder, be subject to the restrictions on transfer applicable to the Green Plains Shares.

          e.     Waiver of Appraisal Rights.    The Green Plains Shareholder hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that Green Plains Shareholder may have.

          f.      Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the Green Plains Shareholder without the prior written consent of VBV. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.     Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement or the Proxy because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement or the Proxy is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement or the Proxy and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.     Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.      Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.      Choice of Law; Jurisdiction and Venue.    This Agreement and the Proxy will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.     Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

        If to VBV, to:

        VBV LLC
        One South Dearborn Suite 800
        Chicago, Illinois 60603
        Fax no.: 312-345-1944
        Attention: Todd Becker

          If to the Green Plains Shareholder: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.      Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

        7.     Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up and Voting Agreement to be duly executed as of the date first set forth above.

VBV LLC
/s/ TODD BECKER By: Todd Becker Its Chief Executive Officer
GREEN PLAINS SHAREHOLDER
/s/ WAYNE HOOVESTOL By: Wayne Hoovestol

IRREVOCABLE PROXY

        The undersigned shareholder (the "Shareholder") of Green Plains Renewable Energy, Inc., an Iowa corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Todd Becker, Ron Gillis and VBV LLC, a Delaware limited liability company ("VBV"), and each of them, the attorneys and proxies of the Shareholder with full power of substitution and resubstitution, to the full extent of the Shareholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Shareholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Shareholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the Shareholder with respect to any of the Shares are hereby revoked, and the Shareholder agrees that no subsequent proxies will be given with respect to any of the Shares.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Lock-Up and Voting Agreement, dated as of the date hereof, between VBV and the Shareholder (the "Voting Agreement"), and is granted in consideration of VBV entering into the Agreement and Plan of Merger, dated as of the date hereof, among the Company, Merger Sub, and VBV (the "Merger Agreement"). This proxy will terminate on the Termination Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Merger Agreement or the effective time of the merger contemplated thereby (the "Merger") at any meeting of the shareholders of the Company, however called, and in connection with any written action by consent of shareholders of the Company:

          (i)    in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing; and

          (ii)   against any action or agreement that would result in a breach of any covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

        The Shareholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Shareholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: May 7, 2008	Name:

Shares Held of Record	Options and Other Rights	Additional Shares Beneficially Owned

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  Exhibit J
FORM OF LOCK-UP AND VOTING AGREEMENT BETWEEN VBV AND CERTAIN GREEN PLAINS SHAREHOLDERS
IRREVOCABLE PROXY